Exhibit 99.2
SandRidge Energy, Inc. Announces Private Offering of $220 Million Convertible Perpetual Preferred Stock
Oklahoma City, Oklahoma, January 14, 2009 — SandRidge Energy, Inc. (NYSE:SD) today announced that it commenced a private offering to eligible purchasers of approximately $220 million of a new series of convertible perpetual preferred stock. The company expects to grant a 30-day option to the initial purchasers to purchase approximately $40 million in additional shares of preferred stock. SandRidge intends to use the net proceeds of the offering to repay outstanding borrowings under its revolving credit facility and for general corporate purposes.
The preferred stock has not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The company plans to offer and issue the preferred stock only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.
This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.